EXHIBIT 99.1

Omega Protein Reports $5.8 Million Profit For 2003

HOUSTON, February 27, 2004 – Omega Protein Corporation (NYSE symbol: OME), the world’s largest manufacturer of heart-healthy fish oils containing long-chain Omega-3 fatty acids, today reported net income for the 2003 fiscal year of $5.8 million, or 24 cents per share, compared with net income of $12.2 million, or 51 cents a share, the previous year.

Omega Protein recorded revenues of $117.9 million for the 2003 fiscal year which ended December 31, compared with revenues of $117.0 million for 2002. Operating income for 2003 was $9.4 million, versus operating income of $18.7 million for the prior year.

For the fourth quarter of 2003, the Company recorded net income of $31,000, compared with net income of $2.9 million the previous year. Revenues for the quarter which ended December 31, 2003 were $33.4 million, versus revenues of $31.3 million for the corresponding 2002 quarter. Omega Protein had an operating loss of $73,000 for the 2003 fourth quarter, compared with operating income of $3.7 million for the 2002 fourth quarter.

Omega Protein’s fourth quarter results, as well as the results for the full year, reflect a lower than expected fish catch (approximately 11% below both 2003 expectations and 2002 fish catch level), combined with low oil yields. The reduced fish catch was primarily attributable to adverse weather conditions along the Atlantic Coast and the Gulf of Mexico and the low oil yields were due to reduced fat content of the fish. The reduced fish catch and low oil yields resulted in higher per unit cost inventories, as well as less product available for sale.

“While 2003 was not as strong a year as we hoped it would be, the Company still performed well,” said Joe von Rosenberg, President and Chief Executive Officer. “Furthermore, we are optimistic about our prospects for 2004 due to increasing consumer and food company awareness about the health benefits of long-chain Omega-3’s.”

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward -looking statements include, among others, (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure™ proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2003 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors and Significant Factors That May Affect Forward-Looking Statements” and “–Seasonality and Quarterly Results.”

OMEGA PROTEIN CORPORATION

STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(in thousands, except per share amounts)
Revenues	$33,382	$31,300	$117,926	$117,008
Cost of Sales	30,682	24,791	99,028	89,305

Gross profit	2,700	6,509	18,898	27,703
Selling, general and administrative expenses	2,773	2,782	9,484	9,040

Operating income (loss)	(73)	3,727	9,414	18,663
Interest expense, net	(194)	(121)	(691)	(595)
Other expense, net	(77)	(61)	(119)	(222)

Income (loss) before income taxes	(344)	3,545	8,604	17,846
Provision (benefit) for income taxes	(375)	626	2,806	5,677

Net income	$31	$2,919	$5,798	$12,169

Basic earnings per share	$0.00	$0.13	$0.24	$0.51

Average common shares outstanding	24,382	23,970	24,193	23,962

Diluted earnings per share	$0.00	$0.11	$0.22	$0.48

Average common shares and potential common shares outstanding	26,149	25,201	25,807	25,106

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2003	December 31, 2002
	(in thousands, except per share amounts)
ASSETS
Current assets	$97,445	$90,620
Property and equipment, net	85,231	80,713
Deferred tax assets, net	405	3,115
Other assets	3,087	4,579

Total Assets	$186,168	$179,027

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$16,508	$18,769
Long-term debt, less current maturities	17,605	14,239
Pension liabilities	6,838	10,983
Stockholders’ equity	145,217	135,036

Total liabilities and stockholders’ equity	$186,168	$179,027

BOOK VALUE PER SHARE OUTSTANDING	$6.00	$5.63

CONTACT:

Investor Relations, (713) 623-0060

Web site: www.omegaproteininc.com

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